CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectuses of Invesco Van Kampen Comstock Fund and Invesco Van Kampen Enterprise Fund and as the predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm”, and to the incorporation by reference of our reports dated May 18, 2010 for Van Kampen Mid Cap Growth Fund, Van Kampen Small Cap Value Fund, Van Kampen Utility Fund, and Van Kampen Value Opportunities Fund, in the Statement of Additional Information of AIM Sector Funds (Invesco Sector Funds) in this Post-Effective Amendment No. 70 to the Registration Statement (Form N-1A No. 002-85905) of AIM Sector Funds (Invesco Sector Funds).

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois
April 25, 2011